FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
October 17, 2005                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                      FX Energy Provides Operations Update

Salt Lake City, October 17, 2005 - FX Energy, Inc. (Nasdaq: FXEN) provided an update on the Company's current operations in Poland and the U.S. FX Energy is currently drilling two wells in western Poland with a third planned for later this year. Two successful wells are scheduled to be connected and be producing in the third quarter of 2006. Domestically, the Company plans to drill three wells in Nevada during the fourth quarter.

Details of the current and planned operations are as follows:

Poland

o Zaniemysl Project - A contract for the pipeline and facilities to bring the Zaniemysl-1 well into production is expected to be signed during October 2005 with completion scheduled for third quarter 2006. FX Energy owns a 24.5% interest in the 45,000 acre Zaniemysl project.

o Wilga Project - A contract has been signed for construction of a pipeline and facilities that will bring the Wilga-1 well into production. Construction is scheduled to be completed in the third quarter 2006. FX Energy owns an 82% interest and is the operator of the well and the 250,000 acre Wilga project area.

o Sroda-5 Well - The Sroda-5 well which began drilling on September 20, 2005, is currently drilling at a depth of approximately 2,200 meters (7,260 feet). The well is being drilled to test a Rotliegend sandstone target and will be drilled to a total depth of 3,650 meters (12,000 feet). FX Energy owns a 49% interest in the 670,000 acre Fences II project area.

o Lugi-1 Well - The Lugi-1 well which began drilling on October 7, 2005, is currently drilling at a depth of 600 meters (1,980 feet). The well is being drilled to test a "pinchout" target in a Rotliegend sandstone and will be drilled to a total depth of 2,750 meters (9,000 feet). FX Energy owns a 49% interest in the 770,000 acre Fences I project area.

o Drozdowice-1 Well - The Drozdowice-1 well, the Company's first well in the Fences III project area, is scheduled to begin drilling in mid-December 2005. The well is being drilled to test Ca-1 and Rotliegend targets and will be drilled to a total depth of 1,700 meters (5,600 feet). FX Energy owns 100% interest and is the operator.

United States

o Nevada - FX Energy along with its 50% partner has permitted three wells in Railroad Valley Nevada. Current operational plans call for the three wells to be drilled during the fourth quarter 2005. The drilling targets are at depths of 3,000 to 6,000 feet.

About FX Energy

FX Energy, Inc. is a technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.